EXHIBIT 16.1

November 15, 2024

Securities and Exchange Commission
100 F. Street N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, being filed on November 15, 2024, of LightPath Technologies, Inc. and agree with the statements made therein concerning MSL, P.A. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

MSL, P.A.